U.S. GLOBAL ACCOLADE FUNDS

                             AMENDMENT NO. 3 TO THE
                FIRST AMENDED AND RESTATED MASTER TRUST AGREEMENT

AMENDMENT NO. 3 to the First Amended and Restated Master Trust Agreement of U.S. Global Accolade Funds dated May 22, 1996, made at San Antonio, Texas, this ___ day of April, 1997, by the Trustee hereunder.

                                   WITNESSETH:

WHEREAS, Section 7.3 of the Amended and Restated Master Trust Agreement dated May 22, 1996, (the "Agreement") of U.S. Global Accolade Funds (the "Trust") provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

WHEREAS, a majority of the Trustees of the Trust desire to amend the Agreement to modify terms of the Trustees of the Trust pursuant to Section 3.1(d) of the Agreement to conform with Section 16 of the Investment Company Act of 1940; and

WHEREAS, a majority of the Trustees of the Trust have duly adopted the amendment to the Agreement shown below on February 28, 1997, and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts;

NOW, THEREFORE, the undersigned Frank E. Holmes, the duly elected and serving President of the Trust, pursuant to the authorization described above, hereby amends Section 3.1(d) of the Amended and Restated Master Trust Agreement, as heretofore in effect, to read as follows:

         "Section 3.1(d) TERM. Whether named above, appointed or elected pursuant to the terms of this Agreement, a Trustee shall serve as a trustee of the Trust and each Sub-Trust for a period of six years or until termination of the Trust or the Trustee's death, resignation or removal, whichever occurs first. This provision shall not be construed to preclude reelection of a Trustee whose term is expiring."

WITNESS my hand and seal this 10th day of April , 1997.


                                        /s/ Frank E. Holmes, President
                                        -----------------------------------
                                        FRANK E. HOLMES, PRESIDENT

STATE OF TEXAS    )
                  )ss
COUNTY OF BEXAR   )

Then personally appeared the above-name Frank E. Holmes and acknowledged this instrument to be his free act and deed this 10th day of April, 1997.




                                        /s/ Cynthia L. Neathery
                                        -----------------------------------
                                        Notary Public, State of Texas

                                         My Commission expires: July 21, 1998